Exhibit 99.2

NEWS RELEASE
Del Monte Foods Company P.O. Box 193575
San Francisco, CA 94119-3575
DEL MONTE FOODS TO ACQUIRE MEOW MIX CREATING
BILLION DOLLAR PET BUSINESS
COMPANY TO SELL PRIVATE LABEL SOUP AND INFANT
FEEDING BUSINESSES
Transactions To Increase Focus on Higher-Margin, Branded Portfolio
and Immediately Enhance Margin Profile
Strategic Acquisition of Key Cat Food Brand Strengthens Company’s
Presence in Fast-Growing Dry Pet Segment;
Accelerates Top-Line Growth Potential

SAN FRANCISCO, March 2, 2006 - Del Monte Foods Company (NYSE: DLM) today announced that Del Monte Corporation, its wholly owned subsidiary, has entered into an agreement to acquire privately held Meow Mix Holdings, Inc. (“Meow Mix”) for approximately $705 million, which includes approximately $23 million in tax benefits which the Company expects to achieve as a result of the acquisition. Meow Mix, with 2005 revenues of approximately $250 million, a historical three-year sales CAGR of more than 10% and a broad distribution base, has the #2 market share in the $2.5 billion dry cat food category (growing at approximately 4% annually).
Additionally, the Company announced today that it has entered into an agreement to sell its private label soup and infant feeding businesses to TreeHouse Foods, Inc. (“TreeHouse”) for approximately $275 million, including a working capital adjustment.
Delivery Against Project Brand
These transactions represent two major steps in the execution of Project Brand, Del Monte’s previously announced strategic plan to enhance shareholder value by increasing the branded focus of its product portfolio and accelerating innovation-driven organic growth in higher margin categories. The transactions are expected to improve Del Monte’s overall company performance and significantly enhance the competitive position of the Pet Business specifically. These actions are expected to increase Del Monte’s branded sales to approximately 85% of total net sales. Following the close of these transactions, Del Monte will have a billion dollar pet food business with an improved platform for innovation, as well as greater revenue growth potential and higher overall margins. The Company will also have a streamlined cost and asset base and 39% fewer SKUs, well exceeding the Company’s Project Brand goal to achieve a 20% SKU reduction by fiscal 2008.
“These two transactions represent major steps in Del Monte’s strategic commitment to expand its portfolio of higher margin businesses in fast growing categories with leading brands that can support ongoing innovation,” said Richard G. Wolford, Del Monte’s Chairman and Chief Executive Officer. “The transactions streamline our company around our branded U.S. retail go-to-market platform, eliminate a parallel private label platform and reduce total SKUs by close to 40%. The acquisition of Meow Mix will immediately strengthen dry pet food, one of Del Monte’s largest growth businesses and improve the competitive position of our pet products portfolio. At the same time, the divestiture of our private label soup and infant feeding businesses enables us to focus innovation initiatives and financial resources against faster-growing, margin-enhancing branded businesses that share a common go-to-market platform. Together, these transactions will enhance the margin and growth potential of the entire Company and catapult us toward our goal of creating a more value-added, branded consumer packaged food company.”
Strengthened Pet Portfolio
“Meow Mix is one of the most powerful brands in the pet food industry,” Mr. Wolford continued. “This strong brand equity, which has been outperforming the fast-growing dry cat category, provides an excellent platform from which we can leverage Del Monte’s strong U.S. retail go-to-market platform and proven innovation skills to transform the competitive position of our pet products portfolio. We see great opportunities to continue to expand the Meow Mix brand equity to the premium wet cat and cat snack segments. Also, with its leading dry cat products, Meow Mix is complementary to our existing 9Lives business which has a stronger wet cat food presence.”
Launched in 1974 in the United States, the Meow Mix brand has grown to become a leading brand in cat food. Meow Mix has accomplished this through its brand positioning and mission of “keeping cats happy.” Its signature yellow packaging and tagline, “Tastes so good cats ask for it by name,” as well as the jingle “Meow, meow, meow, meow...” have helped the brand earn the highest awareness of any dry cat food among consumers.
Meow Mix, which is majority owned by The Cypress Group, a New York-based private equity firm, is the maker of Meow Mix® brand cat food and Alley Cat® brand dry cat food. In recent years, Meow Mix has successfully leveraged its strong brand platform and introduced new products such as Indoor, Kitten and Hairball Control Formula, premium pouch and Meow Mix cat treats. Like Del Monte’s current pet products, Meow Mix’s products are distributed nationally, with the majority of sales in grocery and mass merchandiser channels. Meow Mix currently has a 16% share in the U.S. retail grocery market and over 90% national distribution.

Included in the acquisition is Meow Mix’s newly renovated, state-of-the-art production facility in Decatur, Alabama.
Divestiture Details
The divestiture of the soup and infant feeding businesses includes the sale of Del Monte’s manufacturing facility and distribution center in Pittsburgh, Pennsylvania and certain manufacturing assets associated with the private label soup business located at the Mendota, Illinois facility. Upon closing, approximately 790 of Del Monte’s plant employees and approximately 120 additional employees will join TreeHouse.
“We believe we have significantly strengthened these businesses since they were acquired in December 2002,” continued Wolford. “However, given our branded focus going forward, we believe that the future of these businesses will be better aligned with TreeHouse, which is strategically focused on leveraging the business models and capabilities these businesses represent. Del Monte will now be better positioned to build our branded, Pittsburgh-based StarKist Seafood and Pet Products businesses as well as our Del Monte Brands business, which are all central to Del Monte’s growth strategy going forward.”
Historically, Del Monte has produced College Inn broth, private label soup and infant feeding products in its Pittsburgh, Pennsylvania facility and private label soup and vegetable products in its Mendota, Illinois facility. As part of the transaction, Del Monte will enter into a co-pack agreement with TreeHouse, under which TreeHouse will produce broth in the Pittsburgh facility for Del Monte’s College Inn broth business, which is not part of this sale. TreeHouse has entered into a long-term lease agreement at Del Monte’s Mendota facility. Del Monte will retain ownership of the Mendota facility, where it will continue to produce vegetable products. The majority of Del Monte’s support services, including IT, Consumer Affairs, Customer Financial Services, and Pet Products and StarKist Seafood Research and Development, will remain in Pittsburgh.
Financial Information and Transaction Details
In fiscal 2006, the private label soup and infant feeding businesses together were expected to have generated approximately $295 million of net sales and contributed $0.09 to earnings per share. The divestiture currently is expected to be slightly accretive to Del Monte’s earnings per share in fiscal 2006, reflecting a small after-tax book gain, partially offset by the expected loss of earnings contribution from the businesses for the post-closing portion of this fiscal year and other costs related to the sale. The transaction is expected to generate after-tax cash proceeds of approximately $210 million.
Del Monte expects to fund the Meow Mix acquisition with the proceeds of the divestiture, as well as with cash from operations and approximately $300 million in debt. In year one, Del Monte expects earnings generated from the acquisition of Meow Mix to largely offset the dilutive impact of the private label soup and infant feeding divestiture. In year two, the Meow Mix acquisition is expected to be meaningfully accretive to earnings as the Company captures the more than $20 million in annualized synergies expected with this transaction.

Additionally, the Company expects that the acquisition of Meow Mix, with its gross margins in excess of 35%, and the elimination of the lower margin private label soup and infant feeding businesses, will increase Del Monte’s overall gross margin by 100 basis points.
Del Monte Foods expects the acquisition of Meow Mix to close in the first quarter of fiscal 2007, subject to the satisfaction of regulatory approvals and customary closing conditions. The financial results of the business are expected to be reported within the Pet Products reportable segment.
The divestiture of private label soup and infant feeding, which is subject to regulatory approval, is expected to be completed by the end of the Company’s fiscal year 2006.
Lehman Brothers Inc. is acting as financial advisor to Del Monte Corporation for the Meow Mix acquisition. Banc of America Securities LLC is acting as financial adviser to Del Monte Corporation for the sale of the private label soup and infant feeding businesses.
Del Monte Foods
Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in net sales in fiscal 2005. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, Nature’s Goodness™, College Inn®, 9Lives®, Kibbles ‘n Bits®, Pup-Peroni®, Snausages®, Pounce® and Meaty Bone®, Del Monte products are found in nine out of ten American households. For more information on Del Monte Foods Company (NYSE:DLM), visit the Company’s website at www.delmonte.com.
Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss its fiscal 2006 third quarter and the transactions described herein at 8:00 a.m. PT (11:00 a.m. ET) today. The webcast slide presentation and historical, quarterly results can be accessed at www.delmonte.com/Company/investors. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1- 877-709-5341 (1-517-308-9005 outside the U.S. and Canada), verbal code: Del Monte Foods. The web cast and slide presentation will be available online following the presentation.
Meow Mix
Meow Mix, headquartered in Secaucus, New Jersey, is the maker of Meow Mix® brand cat food. Meow Mix varieties include Original Choice, Seafood Middles and Hairball Control Formula. Meow Mix also manufactures and markets Alley Cat® brand dry cat food.
TreeHouse Foods
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.

The Cypress Group
The Cypress Group is a New York based private equity group which manages two private equity funds with more than $3.5 billion in commitments. Cypress invests in privately negotiated transactions, targeting operating businesses and investing with management to foster continued growth. Investments made by Cypress include Cinemark, Inc.; Williams Scotsman, Inc.; WESCO International, Inc.; ClubCorp, Inc.; Danka Business Systems PLC; MedPointe Inc.; Montpelier Re Holdings, Ltd.; Republic National Cabinet Corp.; Catlin Group Ltd.; The Meow Mix Company; Financial Guaranty Insurance Company (FGIC); Communications & Power Industries, Inc.; Affinia Group Inc.; Stone Canyon Entertainment Corporation; Cooper-Standard Automotive; and Scottish Re Group Limited. The Cypress Internet address is: www.cypressgp.com.
This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” and words of similar meaning. The forward-looking statements contained in this press release include statements related to the planned sale of the Company’s private label soup and infant feeding businesses and timing thereof; the expected impact of the planned sale; the expected proceeds from such sale and the expected use thereof; the planned co-pack relationship; and the expected impact of the private label soup and infant feeding businesses on the Company’s fiscal 2006 results. Other forward-looking statements contained in this press release include statements related to the planned acquisition of Meow Mix Holdings, Inc. and timing thereof; the expected impact of the planned acquisition, including without limitation, the expected impact on the Company’s margins and growth potential; and the expected impact of the acquisition on the Company’s fiscal 2007 and 2008 results. This press release also includes forward looking statements related to the operation of the Company going forward.
Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement, including failure to obtain regulatory approvals or satisfy other conditions necessary to consummate the planned sale of the Company’s private label soup and infant feeding businesses on a timely basis if at all; other issues affecting the expected closing or consequences of the sale, including indemnification and other ongoing obligations under the sale and ancillary agreements, liabilities retained in connection with the planned sale, the book and tax basis of the net assets to be divested, and the costs associated with the planned sale; failure to obtain FTC approval or other regulatory approvals or satisfy other conditions necessary to consummate the planned acquisition of Meow Mix Holdings, Inc. on a timely basis if at all; other issues affecting the expected closing or consequences of the acquisition, including the audited financial results of Meow Mix Holdings, Inc., the costs and expenses associated with financing the purchase price, and other costs associated with the planned acquisition; future financial operating results of the Company, including the private label soup and infant feeding businesses and the Meow Mix business; and the Company’s business plans at and after the time of any consummation of the planned sale or planned acquisition.
Additional factors that may affect the Company’s future financial operating results and business plans are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its most recent quarterly report on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

CONTACTS:

Media	Analysts
Melissa Murphy	Jennifer Garrison
Del Monte Foods	Del Monte Foods
(412) 222-8713	(415) 247-3382

Brandy Bergman/Robin Weinberg
Citigate Sard Verbinnen
(212) 687-8080
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